Exhibit 10.5

Master Agreement

(Sales Promotion Measures, Advertising,

User Acquisition/Usage Incentives)

PayPay Corporation (“PP”) and SoftBank Corp. (“SB”) agree and enter into the following agreement (this “Agreement”).

Article 1 Purpose

This Agreement provides for cooperation and the bearing of costs by both parties for subject projects for the purpose of expanding the users of the settlement service provided by PP wherein customers can settle payments such as those of the prices of goods by presenting barcodes (“PayPay”) and expanding the contracted users and reducing the termination of contracts of the telecommunication services provided by SB.

Article 2 Mutual Cooperation

PP and SB confirm that they will mutually cooperate in order to achieve the targets for the number of PayPay registrants (total) and number of PayPay users (monthly) determined upon separate consultation.

Article 3 Definition of Subject Projects

PP and SB confirm that the subject projects for which both parties will bear costs under this Agreement are those that fall under any of the subject measures, etc. stated in Paragraph 2 of this Article directed towards any of the subject customers stated in Paragraph 1 of this Article. If there are additional conditionsfor subject customers in individual subject projects, those conditions will be separately provided for in individual memorandums.

1.	Subject Customers for Subject Measures, etc.

(1)

Customers who are contracted users of mobile phone telecommunication services provided by SB under the SoftBank or Ymobile brands, who have basic fees and subject smartphones for the mobile phone telecommunication services provided by SB that include the right to use Yahoo! Premium, and who have performed the settings to use Yahoo! Premium (for the SoftBank brand, smart login settings; for the Ymobile brand, initial registration settings) and have completed linking their telephone numbers and Yahoo! JAPAN IDs (“Subject Customers (1)”).

(2)

Customers who are contracted users and have basic fees and subject smartphones for the mobile phone telecommunication services provided by SB under the SoftBank or Ymobile brands (“Subject Customers (2)”).

2.	Subject Measures, etc.

(1)

All types of campaigns for which PayPay bonuses or PayPay coupons are prizes (sales promotion measures for SoftBank users such as Wakuwaku PayPay, PayPay Jumbo, and PayPay coupons). Including measures implemented for Yahoo! Premium members jointly with Yahoo Japan Corporation pursuant to the PayPay Campaign Agreement executed by PP with Yahoo Japan Corporation (the “Yahoo Joint Measures”).

(2)

Advertisements made by SB through media (such as television, radio, newspapers, magazines, transit advertising, and electronic media) that mention or utilize PayPay (limited to advertisements for which SB pays advertising fees, such as television commercials).

(3)	Incentives related to user acquisition, service usage, or settings for services offered by PP.

(4)	In addition to the above, projects agreed to by the parties.

Article 4 Agreed Matters

1.	When PP and SB implement subject projects for which both parties bear costs pursuant to this Agreement, they shall execute individual memorandums with this Agreement as the original agreement.

Those memorandums will provide for the detailed content of each measure (the content of measures, whether there are any subject stores and specifying such stores if there are, the details of subject customers, additional conditions if there are any additional conditions for subject customers, and in the case of Yahoo Joint Measures, the fact that such measures are Yahoo Joint Measures) as well as the ratio of the burden of costs between the parties, the settlement method, and other necessary matters.

2.	SB may implement the advertising and promotions under the subject measures in Article 3, Paragraph 2 at its expense at its stores, etc.

Article 5 No Subcontracting

1.	Neither party may entrust all or part of the functions it bears to a third party without the prior written consent of the other party.

2.

If either party entrusts its functions to a third party with the prior consent of the other party in accordance with the provisions of the preceding paragraph, it shall impose obligations and warranties equivalent to its obligations provided for in this Agreement on the subcontractor and shall assume all liability for acts of the subcontractor.

Article 6 Warranty

Each party warrants to the other party that it has the necessary and full rights, power, and capacity to execute this Agreement and that it can freely and effectively perform this Agreement without any restriction, filing of objection, or the like by a third party.

Article 7 Usage of Trademarks, etc.

Each party permits the other party to use its trade name, trademarks, product and service names, logos, and the like in advertising media such as pamphlets, fliers, other printed materials, or websites when performing obligations under this Agreement within the scope of achieving the purpose set out in Article 1. However, when a party engages in such usage, it shall notify the other party in advance and take measures such as necessary indications of copyrights.

Article 8 Late Payment Damages

If either party fails to pay obligations under this Agreement or an individual memorandum, that party shall pay to the other party late payment damages at the rate of 6% per annum from the day after the due date until the day payment is completed.

Article 9 Force Majeure

If and to the extent that the performance of this Agreement becomes impossible due to a natural disaster, war, civil unrest, riot, electricity blackout, telecommunications breakdown, suspension of service or emergency maintenance by a telecommunications operator, amendment and abolishment of laws and ordinances in Japan or a foreign country, an order, disposition, or guidance by a public authority, or another event not attributable to either party, neither party is liable for non-performance, and is released from its obligations under this Agreement.

Article 10 Confidentiality Obligations

1.

During the term of this Agreement and for two years after the termination hereof, each party shall maintain as strictly confidential the information learned through this Agreement that is confidential information of the other party and that the other party expressly indicated to be confidential upon disclosure (“Confidential Information”) and shall not disclose, provide, or divulge Confidential Information to a third party or use Confidential Information for any purpose other than the performance of this Agreement without the prior written consent of the other party. However, if a party receives a legally enforceable disclosure request from a public institution, the party may disclose Confidential Information only in order to comply with that request on the condition that the party promptly notifies the disclosing party.

2.	Notwithstanding the provisions of the preceding paragraph, Confidential Information does not include the following information of which falling under:

(1)	information that the receiving party already duly held when it was disclosed;

(2)	information independently created by the receiving party without reference to Confidential Information;

(3)	information that was public knowledge when it was disclosed;

(4)	information that became public knowledge after disclosure due to reasons not attributable to the receiving party; and

(5)	information duly disclosed by a third party with legitimate authority without being subject to confidentiality obligations.

Article 11 Exclusion of Antisocial Forces

1.

Either party may immediately suspend performance of its obligations under or terminate all or part of the agreements with the other party, including this Agreement, without assuming any liability and without prior notice or demand for cure, if any of the following entities is discovered to be an Antisocial Force (meaning an organized crime group, member of an organized crime group, associate member of an organized crime group, company affiliated with an organized crime group, shareholder meeting extortionist (sokaiya), corporate extortionist acting under the guise of a social movement (shakai undo hyobo goro), corporate extortionist acting under the guise of political activity (seiji katsudo hyobo goro), organized crime group with special expertise (tokushu chino boryoku shudan), or similar person or group; “Antisocial Forces”) or to have contributed to an Antisocial Force:

(1)	the other party;

(2)

a special interested party of the other party (meaning (a) an officer of the other party; (b) a spouse or relative by blood within the second degree of kinship of (a); (c) a company of which a majority of the voting rights are owned by (a) or (b); (d) a related company of the other party; or (e) an officer of (d));

(3)	a material employee of the other party;

(4)	a major shareholder or major trading partner of the other party; or

(5)	any other person who substantively controls the management of the other party.

2.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 12 Term

1.	The term of this Agreement is from the execution date hereof to March 31, 2022.

2.	If there are any unperformed credits or debts as of the termination of this Agreement, this Agreement will apply to those credits or debts until their performance is complete.

Article 13 Termination for Cause; Acceleration

1.

If either party breaches all or part of its obligations under this Agreement, and fails to cure that breach or perform within a reasonable period of time specified in a demand for cure issued by the other party, the other party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability.

2.

Either party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability and without notice or demand for cure, if the other party:

(1)

is the subject of a petition for attachment, provisional attachment, provisional disposition, compulsory execution or auction, or a demand for payment of delinquent taxes and public dues, due to a decline in its financial or credit status;

(2)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(3)

is the subject of a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or other legal insolvency proceedings, or begins proceedings for dissolution (including dissolution under the laws and ordinances), liquidation or an out-of-court workout;

(4)	resolves to conduct a capital reduction or to abolish, suspend, or transfer all or a material part of its business;

(5)	dishonors a note or check, or otherwise becomes insolvent or suspends payments;

(6)	undergoes a change in major shareholder or management, due to which the terminating party considers the continuation of this Agreement to be inappropriate; or

(7)	breaches any law or ordinance.

3.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 14 Damages

1.	If either party incurs damage (including claims from third parties) due to reasons attributable to the other party, it may claim damages from that other party.

2.

The damage for which damages may be claimed under the preceding paragraph will be direct and ordinary damage or damage for which the party has compensated to a reasonable extent as claimed by a third party, and the amount of damages will be decided upon consultation between the parties.

Article 15 Survival

Article 11 (Exclusion of Antisocial Forces), Paragraph 2, Article 12 (Term), Paragraph 2, Article 13 (Termination for Cause; Acceleration), Paragraph 3, this Article 15 (Survival), Article 16 (Consultation), Article 17 (Jurisdiction), and Article 18 (Governing Law) will remain effective after the termination of this Agreement. Article 10 (Confidentiality Obligations) will survive as provided for therein.

Article 16 Consultation

The parties shall consult in good faith to resolve any matter not provided for in this Agreement or doubt arising regarding this Agreement.

Article 17 Jurisdiction

Depending on the amount in dispute, the Tokyo District Court or the Tokyo Summary Court has exclusive jurisdiction as the court of first instance over litigation in connection with this Agreement.

Article 18 Governing Law

The formation, effect, performance and interpretation of this Agreement are governed by the laws of Japan.

In witness whereof, this Agreement is prepared as an electronic or magnetic record, and after agreeing, each party shall affix its electronic signature hereto and shall retain an electronic or magnetic record hereof.

September 16, 2021

PP:	1-3 Kioicho, Chiyoda-ku, Tokyo
PayPay Corporation
Ichiro Nakayama, Representative Director

SB:	1-7-1 Kaigan, Minato-ku, Tokyo
SoftBank Corp.
Junichi Miyakawa, President & CEO